Exhibit 10.9

SUPERVISORY AGREEMENT

This Supervisory Agreement (Agreement) is made this 23rd day of November, 2009 (Effective Date), by and through the Board of Directors (Board) of Severn Savings Bank, FSB, Annapolis, Maryland, OTS Docket No. 08190 (Association) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Southeast Region (Regional Director).
WHEREAS, based on its March 23, 2009 examination of the Association (2009 ROE), the OTS finds that the Association has engaged in acts and practices that are unsafe or unsound or failed to comply with the requirements of laws or regulations to which the Association is subject; and
WHEREAS, the Association, which is subject to examination, regulation and supervision by the OTS, is taking steps to address the unsafe or unsound acts and practices or violations of law or regulation; and
WHEREAS, in furtherance of their common goal to ensure that the Association continues to address the unsafe or unsound acts and practices or violations of law or regulation, the Association and the OTS have mutually agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the above premises, it is agreed as follows:
Compliance with Laws and Regulations.
1.           The Association shall comply with the following laws and regulations:
(a)           12 C.F.R. § 560.160(a) (concerning Asset Classification);
(b)           12 C.F.R. § 560.160(b) (concerning Allowance for Loan and Lease Losses);
(c)           12 C.F.R. Part 570 – Appendix A (concerning Interagency Guidelines Establishing Standards for Safety and Soundness); and

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            (d)           12 C.F.R. 563.161(a)(2) (concerning adequate liquidity).
Business Plan.
2.           Within sixty (60) days, the Association shall submit a new comprehensive business plan for calendar years 2010, 2011, and 2012 (Business Plan) that is acceptable to the Regional Director.  At a minimum, the Business Plan shall include:
(a)           plans and strategies to restructure the Association’s operations, strengthen and improve the Association’s earnings, reduce expenses, and achieve positive core income and profitability on a consistent basis;
(b)           strategies for ensuring that the Association has the financial and personnel resources necessary to implement and adhere to the Business Plan, adequately support the Association’s risk profile, maintain compliance with applicable regulatory capital requirements, comply with this Agreement, and maintain appropriate levels of liquidity;
(c)           quarterly pro forma financial projections (balance sheet, capital forecasts, and income statement) and rolling four quarter budget; and
(d)           identification of all relevant assumptions made in formulating the Business Plan and retention of documentation supporting such assumptions.
3.           Upon receipt of written notification from the Regional Director that the Business Plan is acceptable, the Association shall implement the Business Plan.  A copy of the Business Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within ten (10) days after the Board meeting.

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4.           Any material modifications1 to the Business Plan must receive the prior written non-objection of the Regional Director.  The Association shall submit proposed modifications to the Regional Director at least forty-five (45) days prior to implementation of the proposed material modification.
5.           Within forty-five (45) days after the close of each calendar quarter, beginning with the calendar quarter ending December 31, 2009, the Board shall review quarterly variance reports on the Association’s compliance with the revised Business Plan (Quarterly Business Plan Variance Reports).  The Quarterly Business Plan Variance Reports shall:
(a)           identify material variances in the Association’s actual performance during the preceding quarter as compared to the projections set forth in the revised Business Plan;
(b)           contain an analysis and explanation of identified variances; and
(c)           discuss the specific measures taken or to be taken to address identified variances.
6.           The Board's review of the Quarterly Business Plan Variance Reports, assessment of the Association’s compliance with the revised Business Plan, and any corrective actions taken by the Board shall be fully documented in the Board meeting minutes.  A copy of the Quarterly Business Plan Variance Report and the Board meeting minutes detailing the Board’s review shall be provided to the Regional Director within ten (10) days after the Board meeting.
Problem Assets.
7.           Within thirty (30) days, the Association shall submit a detailed, written plan with specific

1 A modification shall be considered material under this section of the Agreement if the Association plans to: (a) engage in any activity that is inconsistent with the revised Business Plan; or (b) exceed the level of any activity contemplated in the revised Business Plan or fail to meet target amounts established in the revised Business Plan by more than ten percent (10%), unless the activity involves assets risk-weighted fifty percent (50%) or less, in which case a variance of more than twenty-five percent (25%) shall be deemed to be a material modification.

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strategies, targets and timeframes to reduce2 the Association’s level of criticized assets3 (Problem Asset Plan).  At a minimum, the Problem Asset Plan shall include the preparation of individual written specific workout plans for each criticized asset and delinquent loan or group of loans to any one borrower or loan relationship of one million five hundred thousand ($1,500,000) or greater (Asset Workout Plans).
8.           Within forty-five (45) days after the end of each calendar quarter, beginning with the quarter ending December 31, 2009, Management shall prepare and the Board shall review a quarterly written asset status report (Quarterly Asset Report).  The Quarterly Asset Report shall include, at a minimum:
(a)           the current status of all Asset Workout Plans;
(b)           a detailed analysis of the calculation and adequacy of the Association’s ALLL levels and comparison of ALLL levels to the total level of classified assets;
(c)           a comparison of classified assets to core and risk based capital;
(d)           a comparison of classified assets at the current quarter end with the preceding quarter;
(e)           a breakdown of classified assets by type (residential, acquisition and development, construction, land loans, etc.);
(f)           an assessment of the Association’s compliance with the Problem Asset Plan and Asset Workout Plans; and
(g)           a discussion of the actions taken during the preceding quarter to reduce the Association’s level of criticized assets and delinquent loans.

2 For purposes of this Paragraph, "reduce" means to collect, sell, charge off, or improve the quality of an asset sufficent to warrant its removal from adverse criticism or classificaiton.
3 The term "criticized assets" shall include all classified assets, assets designated special mention, all nonperforming assets and all delinquent loans.

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9.           The Board’s review of the Quarterly Asset Reports, and any corrective actions adopted by the Board, shall be fully documented in the appropriate Board meeting minutes.  A copy of the Quarterly

Asset Report and the Board meeting minutes detailing the Board’s review shall be provided to the Regional Director within ten (10) days after the Board meeting.
Allowance for Loan and Lease Losses.
10.           Within thirty (30) days, the Association shall revise its policies, procedures, and methodology to ensure the timely establishment and maintenance of an adequate ALLL level in accordance with applicable laws, regulations, and regulatory guidance (ALLL Policy).  At a minimum the ALLL Policy shall:
(a)           address the comments and adopt the recommendations contained in the 2009 ROE;
(b)           address the results of all internal loan reviews and classifications;
(c)           require the use of historical loan loss rates of the Association for the preceding twelve (12) months, one month in arrears, covering an expanded segmentation of the Association’s loan portfolio, updated quarterly with heavier weighting assigned to rates of the most recent three (3) months;
(d)           include an estimate of the potential loss exposure on each significant4 credit;
(e)           address the impact of concentrations of credit, including geographic concentrations;
(f)           consider current and prospective market and economic conditions;
(g)           provide for and address timely and accurate impairment calculations and fair value calculations that include deductions for reasonable selling expenses; and

4 A credit shall be considered significant for the purposes of assessing, establishing, and maintaining an appropriate level of ALLL if it is/was $500,000 or greater at origination.

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(h)           conform to the regulatory requirements and guidance contained in: 12 C.F.R. § 560.160(b); the OTS Examination Handbook; the Interagency Policy Statement on ALLL (CEO Memorandum # 250); the Uniform Retail Credit Classification and Account Management Policy (CEO Memorandum # 128); Generally Accepted Accounting Principles (GAAP); and Statements of Financial Accounting Standards (SFAS).
A copy of the ALLL Policy and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within ten (10) days after the Board meeting.
11.           Within forty-five (45) days after the end of each calendar quarter, beginning with the quarter ending December 31, 2009, the Association shall analyze the adequacy of the ALLL consistent with the ALLL Policy (Quarterly ALLL Report).  The Board’s review of the Quarterly ALLL Report, including all qualitative factors considered in determining the adequacy of the Association’s ALLL, shall be fully documented in the Board meeting minutes.  Any deficiency in the ALLL shall be remedied by the Association in the quarter in which it is discovered and before the Association files its Thrift Financial Report (TFR) with the OTS.
Interest Reserve Loans.
12.           Within thirty (30) days, the Association shall develop and adopt policies and procedures for the use of interest reserves, addressing the comments and incorporating the recommendations contained in the 2009 ROE (Interest Reserve Policy).  At a minimum, the Interest Reserve Policy shall:
    (a)   identify the types of loans that are eligible for interest reserves and establish guidelines and requirements for interest reserves;
    (b)   establish a limit, expressed as a percentage of capital, for total loans with interest reserves;
    (c)   establish guidelines, procedures and systems for monitoring loans with interest reserves to ensure the continued repayment of such loans when the reserve period expires and the accurate and timely identification of loans for placement on non-accrual status and classification; and
    (d)   establish guidelines regarding the refreshment or establishment of additional interest reserves and/or termination of interest reserves.
The Association shall implement and adhere to the Interest Reserve Policy.

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13.           Within Thirty (30) days, the Association shall submit a written schedule of all outstanding loans with interest reserves, regardless of the funding source for such reserves (Interest Reserve Schedule), to the Regional Director.  At a minimum, the Interest Reserve Schedule shall include the following for each loan with interest reserves:
    (a)    total amount of interest reserves established, which shall include all prior interest reserve amounts;
    (b)    total amount of interest reserves available and remaining;
    (c)    loan maturity date and all renewal or extension dates;
    (d)    projected date that the interest reserves will be depleted; and
    (e)    funding source for the interest reserves.
14.           Within forty-five (45) days after the close of each calendar quarter, beginning with the calendar quarter ending December 31, 2009, the Association shall update its Interest Reserve Schedule.  The Board shall review the updated Interest Reserve Schedule and the Board’s review, including any corrective actions adopted, shall be fully documented in the Board meeting minutes.  A copy of the quarterly Interest Reserve Schedule and the Board meeting minutes detailing the Board’s review shall be provided to the Regional Director within ten (10) days after the Board meeting.

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Concentrations of Credit.
15.           Within thirty (30) days, the Association shall develop a written program for identifying, monitoring, and managing risks associated with concentrations of credit that is acceptable to the Regional Director (Credit Concentration Program).  At a minimum the Credit Concentration Program shall:
(a)           establish comprehensive and reasonable loan concentration limits applicable to committed amounts, expressed as a percent of total risk-based capital, and document and support the appropriateness of such limits;
(b)           establish stratification levels and enhanced risk analysis, monitoring, and management of the concentrations of credit in land loans, construction loans, and nonresidential real estate loans;
(c)           contain specific review procedures and reporting requirements, including written reports to the Board, designed to identify, monitor, and control the risks associated with concentrations of credit; and
(d)           contain a written action plan, including specific time frames, for reducing the level of concentrations and the risks associated with the Association’s concentrations of credit in land loans, construction loans, and nonresidential real estate loans.
16.           Upon receipt of notification from the Regional Director that the Credit Concentration Program is acceptable, the Association shall implement and adhere to the Credit Concentration Program.

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17.           Within forty-five (45) days after the close of each calendar quarter, beginning with the quarter ending December 31, 2009, the Association shall review the appropriateness of established concentration limits and the Association’s compliance with the Credit Concentration Program, including the written action plan to reduce the current level of concentrations.  The Board’s review shall be fully documented in the Board meeting minutes.
Loan Modifications.
18.            Within thirty (30) days, the Association shall submit a written Loan Modification Policy (Modification Policy) that is acceptable to the Regional Director.  At a minimum, the Modification Policy shall:
(a) establish eligibility criteria that loans must meet to qualify for a modification;

(b) identify acceptable modifications (e.g., a lower or no interest rate, a reduction in principal, a short sale of the underlying collateral property, a lengthier term to maturity, a transfer of assets from the borrower, the substitution or addition of a new borrower, or some combination of these terms) and guidelines and restrictions on such modifications;

(c) identify Association personnel authorized to approve loan modifications and the procedures to be incorporated to monitor all approved modified loans for compliance with the Modification Policy;

(d) require all modified loans to comply with general accepted accounting principles and OTS Thrift Bulletin No. 85, be properly reported on the TFR, and be accurately and timely classified in accordance with the Association’s asset classification policies; and

(e) require a written monthly report to the Board, beginning with December 2009 Board meeting, detailing the total number and dollar amount of loan modifications, the number of dollar amount of loans modified since the preceding monthly report, and the types of modifications made.  The Board’s review, and any corrective actions adopted by the Board, shall be fully documented in the Board meeting minutes.

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19.           Upon receipt of written notification from the Regional Director that the Modification Policy is acceptable, the Board shall adopt and the Association shall implement the Modification Policy.  A copy of the Modification Policy and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within ten (10) days after the Board meeting.
Internal Asset Review.
20.           Within thirty (30) days, the Association shall revise and implement its policies and procedures for identifying and classifying problem assets (Internal Asset Review Program) to ensure that the Internal Asset Review Program provides for accurate and timely identification, classification and reporting of the Association’s assets.  At a minimum, the Internal Asset Review Program shall:
(a)           address all comments and incorporate all recommendations made in the 2009 ROE;
(b)           comply with 12 C.F.R. § 560.160, Section II G of Appendix A to the Safety and Soundness Standards of 12 C.F.R. Part 570, Generally Accepted Accounting Principles and Statements of Financial Accounting Standards, including requiring specific valuation allowances or charge-offs for assets classified loss;
(c)           conform to the guidance contained in Section 260 of the Examination Handbook (Classification of Assets) and Chief Executive Officer (CEO) Letter # 140 (Effective Internal Asset Review Systems, May 17, 2001); and
(d)           require the preparation of a global cash flow analysis for all major borrowers with loan relationships exceeding five million dollars ($5.0 million) to assess the borrower’s ability to continue making payments on loans secured by projects that are either non-income producing or not generating sufficient cash flow to service the outstanding debt and evaluate the credit risk associated with such loans.

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Violations of Law.
21.           Within sixty (60) days, the Board shall ensure that all violations of law, rule, and/or regulation discussed in the Association’s 2009 Examination are corrected.  Within ninety (90) days, the Board shall prepare, adopt, and thereafter ensure that the Association adheres to specific procedures to prevent future violations.
22.           Within thirty (30) days of receipt of any subsequent Report of Examination, internal audit report, independent external audit report, or other report prepared by the Association’s employees, agents, or independent contractors, which cites or discusses any violations of law, rule, or regulation, the Board shall prepare, adopt, and thereafter ensure the Association adheres to specific procedures to correct such violations and prevent future violations.
Liquidity.
23.           Within thirty (30) days, the Association shall prepare a revised liquidity and funds management policy for the Association that is acceptable to the Regional Director (Liquidity Policy).  The Liquidity Policy shall, at a minimum:
(a)           address the comments in the 2009 ROE;
(b)           conform to applicable regulatory guidance including, but not limited to, OTS Thrift Bulletin 77 and Sections 530 and 560 of the OTS Examination Handbook;  and
(c)           require the preparation of a written plan to ensure the maintenance of adequate short-term and long-term liquidity to withstand any anticipated or extraordinary demand against its funding base (Liquidity Plan).

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24.           The Liquidity Plan shall, at a minimum:
(a) include a cash flow analysis that contains reasonable assumptions, identifies anticipated funding needs under varying economic and market conditions and scenarios, discusses the funding sources to meet identified funding needs, identifies those funding sources that are subject to formal arrangements, considers the level and maturity of any brokered deposits, and addresses any contingent liabilities; and

(b) identify alternative funding sources for meeting extraordinary demands or to provide liquidity in the event the sources identified in subparagraph (a) above are insufficient.  Such alternative funding sources must consider, at a minimum, the selling of assets, obtaining lines of credit from correspondent banks, recovering charged-off assets, and injecting additional equity capital.
25.           Upon receipt of written notification from the Regional Director that the Liquidity Policy is acceptable, the Board shall adopt and the Association shall implement the Liquidity Policy.  A copy of the Liquidity Policy and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within ten (10) days after the Board meeting.
26.           Effective immediately, Management shall prepare a written monthly assessment of the Association's current liquidity position (Liquidity Report).  Upon adoption of the Liquidity Policy by the Board, the Liquidity Report shall include an assessment of the Association’s compliance with the Liquidity Policy and the Liquidity Plan.  The Liquidity Report shall consider:
(a) a maturity schedule of certificates of deposit, including large uninsured deposits;

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(b) the volatility of demand deposits including escrow deposits;

(c) the amount and type of loan commitments and standby letters of credit;

(d) an analysis of the continuing availability and volatility of present funding sources;

(e) an analysis of the impact of decreased cash flow from the Association's loan portfolio resulting from delinquent and non-performing loans; and

(f) an analysis of the impact of decreased cash flow from the sale of loans or loan participations.

27.           At each monthly Board meeting, beginning with the December 2009 meeting, Management shall submit copies of the Liquidity Report for the preceding month to the Board for review.  The Board’s review of the Liquidity Report, and any corrective actions adopted by the Board, shall be fully documented in the Board meeting minutes.
28.           Within five (5) days after receipt of any results of the Federal Home Loan Bank’s onsite collateral review, including any actions taken by the FHLB that would increase collateral requirements or reduce borrowing capacity, the Association shall notify the Regional Director of the results and actions.
Brokered Deposits.
29.           Effective immediately, the Association is prohibited from increasing the dollar amount of brokered deposits5 at the Association without receiving the prior written approval or non-objection of the Regional Director.  The Association’s written request for such approval or non-objection should be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of acceptance of additional brokered deposits.

5 The term “brokered deposit” is defined at 12 C.F.R. § 337.6(a)(2).

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30.           Within forty-five (45) days after the end of each calendar quarter, beginning with the calendar quarter ending December 31, 2009, Management shall submit to the Board for review a written report detailing the level of brokered deposits for each month within the quarter (Brokered Deposit Report).  The Board shall review the Brokered Deposit Report to ensure the Association’s compliance with this Agreement.  A copy of the Board meeting minutes detailing the Board’s review, including any corrective actions, and a copy of the Brokered Deposit Report shall be provided to the Regional Director within ten (10) days after the Board meeting.
Dividends.
31.           Effective immediately, the Association shall pay no dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director.  The Association’s written request for written approval shall be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed dividend payment or distribution of capital.
Restrictions.
32.           Effective immediately, the Association shall not pay or agree to pay any director or other board related fees to members of the board of the Association’s parent holding company, Severn Bancorp.
33.           Effective immediately, the Association shall pay or agree to pay quarterly estimated tax payments only in the amount of the Association’s stand alone tax liability.
Severance and Indemnification Payments.
34.           Effective immediately, the Association shall not make any golden parachute payment6 or any prohibited indemnification payment7 unless, with respect to each such payment, the Association has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.

6 The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).

7 The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).

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Directorate and Management Changes.
35.           Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers8 set forth in 12 C.F.R. Part 563, Subpart H.
Employment Contracts and Compensation Arrangements.
36.           Effective immediately, the Association shall not enter into any new, or renew, extend, or revise any existing, contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the OTS with not less than thirty (30) days prior written notice of the proposed transaction.  The notice to the OTS shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites.  The Board shall ensure that any contract, agreement, or arrangement submitted to the OTS fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 – Appendix A.
Third Party Contracts.
37.           Effective immediately, the Association shall not enter into any new arrangement or contract with a third party service provider that is outside the normal course of business or otherwise in excess of One Hundred Thousand Dollars ($100,000) per arrangement or contract per year unless, with respect to each such contract, the Association has (a) provided the OTS with a minimum of thirty (30) days prior written notice of such arrangement or contract and (b) received written notice of non-objection from the Regional Director.

8 The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

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Board Compliance Committee.
38.           Within thirty (30) days, the Board shall appoint a committee (Regulatory Compliance Committee) comprising three or more non-employee directors to monitor and coordinate the Association’s compliance with the provisions of this Agreement and the completion of all corrective action required in the 2009 ROE.
39.           Within thirty (30) days after the end of each calendar quarter, beginning with the quarter ending December 31, 2009, the Regulatory Compliance Committee shall submit a written progress report to the Board detailing the actions taken to comply with each provision of this Agreement, any additional corrective actions contained in the 2009 ROE, and the results of all such actions.  The Board shall review the Regulatory Compliance Committee’s progress report and adopt a resolution: (i) certifying that each director has reviewed the progress report; (ii) detailing the Association’s compliance with the provisions of this Agreement and the corrective actions contained in the 2009 ROE; (iii) identifying each instance of noncompliance; and (iv) setting forth in detail additional corrective actions or steps adopted or required by the Board to address each instance of noncompliance.
40.           Within forty-five (45) days after the end of each calendar quarter, the Board shall submit to the Regional Director: (i) a copy of the Regulatory Compliance Committee’s quarterly progress report required by Paragraph 39 of this Agreement; and (ii) a copy of the Board resolution required by Paragraph 39 of this Agreement, including the Board meeting minutes.  Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Association’s compliance with the provisions of this Agreement.
Effective Date.
41.           This Agreement is effective on the Effective Date as shown on the first page.

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Duration.
42.           This Agreement shall remain in effect until terminated, modified, or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
43.           Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted.
44.           The Regional Director may extend any of the deadlines set forth in the provisions of this Agreement upon written request by the Association that includes reasons in support for any extension.  Any OTS extension shall be made in writing.
Submissions and Notices.
45.           All submissions, including progress reports, to the OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.
46.           Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Agreement shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

           (a)         To the OTS:
Regional Director
1475 Peachtree St., N.E.
Atlanta, Georgia 30309

(b)       To the Association:
Board of Directors
          c/o Alan J. Hyatt, Chairman
       Severn Savings Bank, FSB
       200 Westgate Circle
       Annapolis, Maryland 21401

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No Violations Authorized.
47.           Nothing in this Agreement shall be construed as allowing the Association, its Board, officers or employees to violate any law, rule, or regulation.
OTS Authority Not Affected.
48.           Nothing in this Agreement shall inhibit, estop, bar, or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
Other Governmental Actions Not Affected.
49.           The Association acknowledges and agrees that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 48 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.
Miscellaneous.
50.           The laws of the United States of America shall govern the construction and validity of this Agreement.
51.           If any provision of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
52.           All references to the OTS in this Agreement shall also mean any of the OTS’s predecessors, successors, and assigns.

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53.           The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
54.           The terms of this Agreement represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
Enforceability of Agreement.
55.           This Agreement is a “written agreement” entered into with an agency within the meaning and for the purposes of 12 U.S.C. § 1818.

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WHEREFORE, the OTS, acting by and through its Regional Director, and the Board of the Association, hereby execute this Agreement.

SEVERN SAVINGS BANK, FSB                                                                            OFFICE OF THRIFT SUPERVISION
Annapolis, Maryland

By:__/s/ Alan J. Hyatt____________                                                                            By:__/s/ James G. Price________________
     Alan J. Hyatt, Chairman                                                                                           James G. Price
                                   Regional Director, Southeast Region

                                  Date:  See Effective Date on page 1

DIRECTORS’ SIGNATURES

__/s/ Melvin E. Meekins, Jr._________                                                                      _/s/ T. Theodore Schultz__________________
Melvin E. Meekins, Jr., Director                                                                              T. Theodore Schultz, Director

_/s/ Eric Keitz____________________                                                                     _/s/ Albert W. Shields____________________
Eric Keitz, Director                                                                                          Albert W. Shields, Director

_/s/ Melvin Hyatt__________________                                                                     _/s/ Ronald P. Pennington_________________
Melvin Hyatt, Director                                                                                  Ronald P. Pennington, Director

_/s/ John A. Lamon, III______________                                                                     _/s/ Konrad M. Wayson___________________
John A. Lamon, III, Director                                                                                       Konrad M. Wayson, Director

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